UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 15, 2010

Commission File No.	Exact name of each Registrant as specified in its charter, state of incorporation, address of principal executive offices, telephone number	I.R.S. Employer Identification Number
1-8180	TECO ENERGY, INC.	59-2052286
(a Florida corporation) TECO Plaza 702 N. Franklin Street Tampa, Florida 33602 (813) 228-1111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 – Entry into a Material Definitive Agreement.

On October 21, 2010, a TECO Energy subsidiary, TPS de Ultramar, Ltd. (TPSU), sold its interest in Distribución Eléctrica Centro Americana II, S.A. (DECA II) to Empresas Públicas de Medellín E.S.P. (EPM), a multi-utility company based in Medellín Columbia, under a Stock Purchase Agreement (SPA) signed on October 21, 2010, for a purchase price of $181.5 million. TPSU is a subsidiary of TECO Guatemala Holdings, LLC (TGH).

DECA II is a holding company in which, prior to the sale, TGH held a 30% interest, Iberdrola Energia, S.A. held a 49% interest and EDP – Energias de Portugal, S.A. held a 21% interest. Each of these parties sold its interest in DECA II pursuant to the SPA. DECA II holds an 80.9% ownership interest in Empresa Eléctrica de Guatemala (EEGSA) and affiliated companies. EEGSA is the largest Guatemalan distribution utility, which serves Guatemala City, the capital of Guatemala and the surrounding region.

The SPA contains customary representations, warranties and covenants, and indemnification provisions subject to specified limitations as to time and amount. EPM had made a binding offer to purchase the outstanding shares of capital stock of DECA II, which TGH accepted with respect to its shares on October 15, 2010. The which offer and acceptance were conditioned on the execution of the SPA by October 21, 2010.

See Item 8.01 for additional information regarding this transaction and TECO Guatemala.

Section 8 – Other Events

Item 8.01 – Other Events

TGH will receive $181.5 million of the $605 million total purchase price for its 30% interest. In addition, TGH will repatriate approximately $25 million of cash previously held offshore in a tax deferral structure.

The sale will result in a fourth-quarter pretax book gain of approximately $38 million at TECO Guatemala; however, this gain will be more than offset by the recognition of a total of approximately $40 million of Guatemalan and U.S. tax expenses as a result of the transaction, including U.S. income taxes on previously undistributed earnings, in the third and fourth quarters. TECO Guatemala recorded a $24.9 million non-GAAP charge in the third quarter, which is included in the $40 million total tax expense described above, related to the unwinding of the tax deferral structure as the earnings from DECA II are no longer considered indefinitely reinvested. Thus the aggregate effect in the third and fourth quarters of the items described above will be a net loss of approximately $2.0 million.

Prior to the transaction, DECA II was expected to contribute approximately $15 million of net income to TECO Energy in 2010. The $205 million of total cash, representing transaction proceeds and repatriated cash net of transaction related costs, is expected to be used for general corporate purposes, which could include accelerated debt retirement at TECO Energy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 21, 2010	TECO ENERGY, INC.
(Registrant)

/s/ S. W. CALLAHAN
S. W. CALLAHAN
Vice President-Finance and Accounting and Chief Financial Officer (Chief Accounting Officer) (Principal Financial and Accounting Officer)